Exhibit (d)(28)

AMENDED AND RESTATED

APPENDIX A

TO INVESTMENT MANAGEMENT AGREEMENT

This Amended and Restated Appendix A, as amended April 30, 2018 (“Appendix A”), to the Ivy Variable Insurance Portfolios Investment Management Agreement dated July 29, 2016 (the “Agreement”), is effective as of April 30, 2018, and supersedes any prior Appendix A to the Agreement.

Ivy VIP Asset Strategy

Ivy VIP Balanced

Ivy VIP Core Equity

Ivy VIP Corporate Bond

Ivy VIP Energy

Ivy VIP Global Bond

Ivy VIP Global Equity Income

Ivy VIP Global Growth

Ivy VIP Government Money Market

Ivy VIP Growth

Ivy VIP High Income

Ivy VIP Limited-Term Bond

Ivy VIP Mid Cap Growth

Ivy VIP Science and Technology

Ivy VIP Small Cap Growth

Ivy VIP Value

Ivy VIP Pathfinder Aggressive

Ivy VIP Pathfinder Moderately Aggressive

Ivy VIP Pathfinder Moderate

Ivy VIP Pathfinder Moderately Conservative

Ivy VIP Pathfinder Conservative